Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

May 14, 2018

CURO Group Holdings Corp.

3527 North Ridge Road

Wichita, Kansas 67205

Ladies and Gentlemen:

We have acted as counsel to CURO Group Holdings Corp., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 initially filed with the U.S. Securities and Exchange Commission on May 14, 2018 (as amended, the “Registration Statement”) under the Securities Act of 1933 (as amended, the “Act”), relating to the offer and sale by the selling stockholders of the Company named therein (the “Selling Stockholders”) of 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and up to an additional 750,000 shares of Common Stock subject to the exercise of the underwriters’ option to purchase additional shares (collectively, the “Shares”).

We have examined copies of the amended and restated certificate of incorporation of the Company, the amended and restated bylaws of the Company, the Registration Statement, all relevant resolutions adopted by the Company’s board of directors and such other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

As to questions of fact material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; and (iii) the capacity of natural persons.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and non-assessable.

NEW YORK	WASHINGTON	HOUSTON	PARIS	LONDON	MILAN	ROME	FRANKFURT	BRUSSELS

in alliance with Dickson Minto W.S., London and Edinburgh

May 14, 2018

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein. The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof. Insofar as provisions of any of the documents referenced in this opinion letter for indemnification or contribution, the enforcement thereof may be limited by public policy considerations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP